ITEM 77Q1

The following documents for MFS Series Trust VI relevant to Item 77Q1 are contained in Post-Effective Amendment No.20 to the Registration Statement (File Nos. 33-34502 and 811-6102), as filed with the Securities and Exchange Commission via EDGAR on October 30, 2003:

o        Amended and Restated Declaration of Trust, dated August 12, 2003
o An Amendment, dated August 15, 2003, to the Amended and Restated Declaration of Trust. Such documents are incorporated herein by reference.